                            EXHIBIT 99.1

NEWS RELEASE                                                                           FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations                                                                                Trade Relations
203-769-8056                                                                                   Brian Wolfenden
Investorrelations@presstek.com                                                        Director of Marketing Communications
                        (603) 594-8585, ext. 3435
                        bwolfenden@presstek.com

PRESSTEK ANNOUNCES MANAGEMENT CHANGES

Greenwich, CT – February 1, 2012 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced changes in the company’s executive management.

The Board of Directors has elected Stanley E. Freimuth as Chairman, President and Chief Executive Officer, effective February 13, 2012.  Freimuth replaces Jeffrey Jacobson, who is leaving the company to accept a new position.

Mr. Freimuth, 65, spent nearly 25 years with the global imaging giant, Fujifilm, where he initially ran the company’s U.S. graphic systems business for 17 years and went on to serve as Chief Operating Officer and Senior Executive Vice President and Chief Administrative Officer, with responsibility for all Fujifilm businesses in the U.S.  In this role he was instrumental in leading the company's successful strategy to transition from an analog to digital business model. Mr. Freimuth has been a valued member of the Presstek Board of Directors since 2009.  He has also served as Chairman of the Board of the Association for Suppliers of Printing, Publishing and Converting Technologies (NPES) and as Chairman of the Graphic Arts Show Company (GASC).  He is a recipient of both the Franklin Award from the Association of Graphic Communications and the Harold W. Gegenheimer Award from NPES.

Presstek also today announced that the Board of Directors has appointed Arnon Dror Vice President, Chief Financial Officer and Treasurer, effective February 9, 2012.  Mr. Dror replaces Jeffrey A. Cook, who is leaving the Company to accept a new position.

Mr. Dror, 46, comes to the Company with a broad range of financial, operations and industry experience.  He most recently served as Director of Worldwide Channel Management for Eastman Kodak Company and has held several other executive level operations positions at Kodak.  He previously served as Vice President-Finance for Creo, Inc. a global $1 billion provider of imaging systems and software technology for computer-to-plate and digital printing.  In this worldwide finance executive role, Mr. Dror led all aspects of accounting, treasury, planning and analysis and tax functions for Creo, which was acquired by Kodak to create Kodak’s Graphic Communications Group.

“The Company is fortunate that we have two such talented individuals who are so well positioned to take the company forward. Stan has been one of the foremost executives in the graphic communications industry for many years. His depth of knowledge gained from leading one of the largest companies in the industry – in addition to his first-hand involvement in defining the strategic direction of  Presstek over the last several years -- brings a strong vision for the future of Presstek,” said Edward E. Barr, the Board’s lead independent director. “We are also pleased to be able to have Arnon assume the role of Chief Financial Officer.  Arnon brings a rare combination of both executive operations and executive finance leadership experience from within our industry. He will be an outstanding addition to the Presstek team.”

In recognizing the departing executives, Mr. Barr said, “The Board is indebted to Jeff Jacobson and Jeff Cook for guiding the Company safely through an incredibly difficult period created by the economic recession.  They leave the Company well positioned to take advantage of its broad product portfolio, headlined by the versatile 75DI digital off-set press.  We know they will both be successful in their upcoming roles, and we wish them the best.”

“I am thrilled to be joining Presstek,” said Mr. Freimuth. “I want to thank Jeff Jacobson who has done an outstanding job of steering the company through the most difficult waters in the memory of our industry and emerging still on course and once again picking up steam. I look forward to working with the amazing team at Presstek as together we help our customers succeed by bringing them the best digital solutions in the marketplace.”

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.